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                                                                    EXHIBIT 23.4

                    CONSENT OF FIDDLER GONZALEZ & RODRIGUEZ

     We consent to the reference to our firm under the captions 'Summary -- Tax Consequences,' 'Tax Consequences' and 'Legal Matters' in the Registration Statement on Form S-11 (File No. 333-65889) and the related Official Statement and Prospectus and on the cover page of the Official Statement and Prospectus for the Offering of Undivided Interests in the Loan Agreement between Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority and El Conquistador Partnership L.P., S.E. and to the use of our opinion included as Appendix A in such Official Statement and Prospectus.

                                          FIDDLER GONZALEZ & RODRIGUEZ

San Juan, Puerto Rico
April 15, 1999




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